EXHIBIT 12

                    TRANSAMERICA CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                 Six months ended June 30,
                                                  1997            1996
                                               (Dollar amounts in millions)

Fixed charges:
    Interest and debt expense                   $  308.0         $  343.9
    One-third of rental expense                     20.5             12.1
    Dividends declared on preferred
       securities issued by affiliates              19.9              8.6
                                                --------         --------
        Total                                   $  348.4         $  364.6
                                                ========         ========

Earnings:
    Net income                                  $  468.9         $  221.2
    Provision for income taxes                     280.8            114.7
    Fixed charges                                  348.4            364.6
                                                --------         --------
        Total                                   $1,098.1         $  700.5
                                                ========         ========

Ratio of earnings to fixed charges                  3.15             1.92
                                                ========         ========